Exhibit 19.1

Insider Trading Policy
Amended on May 2, 2024

Scope

The Janel Corporation (the “Company”) Insider Trading Policy (this “Policy”) is applicable to all Company and subsidiary or affiliated company Directors, officers, employees, consultants, contract workers, temporary staff and any other person (natural or otherwise) that has performed services for the Company, as well as (a) any Family Members of such person and (b) any trusts, corporations and other entities controlled by any of such persons (“Covered Persons”). Consultants, contract workers, and temporary staff are subject to this Policy even though not Company employees. “Family Members” refers to family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control.

Policy

The insider trading laws of the United States (“U.S.”) prohibit buying or selling a company’s securities while aware of material, non-public information about that company. It may also violate U.S. securities laws to disclose material, non-public information (deliberately or inadvertently) to another person (including your spouse, parent, child or sibling) if that person either buys or sells securities while aware of the information disclosed, or passes that information to a third party who does. Providing advice regarding a company’s stock while aware of material, non-public information regarding that company may also violate civil and criminal U.S. securities laws. If a person makes such a disclosure or provides such advice, the person may be subject to damages, civil suits and criminal prosecution, regardless of whether the person receives financial gain from the transaction. Please refer to “Guidance on Understanding Material, Non-Public Information” below for further information.

It is the Company’s policy to comply with, and ensure Covered Persons’ compliance with, the U.S. insider trading laws and regulations. This Policy sets forth the requirements for Covered Persons’ compliance with insider trading laws and regulations. Many countries other than the U.S. have similar laws regarding insider trading. Even if the activities prohibited in this Policy are not illegal in another country, the Company’s requirements for insider trading compliance apply to all Covered Persons regardless of location.

Covered Persons are responsible for assuring that their Family Members comply with the provisions of this Policy as if they were Covered Persons.

General Prohibition on Insider Trading

It is against the Company’s Policy for:

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Covered Persons to purchase or sell any type of security while aware of material, non-public information relating to the issuer of the security, whether the issuer of that security is the Company or any other company;

•	Covered Persons to directly or indirectly provide (“tip”) material, non-public information about any company to anyone who may trade while aware of such information;

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It is therefore against this Policy for Covered Persons to pass along material, non-public information about any company, or to recommend buying or selling securities while aware of material, non-public information about any company to others, including Family Members, friends or casual acquaintances.

Pre-Clearance of Trades

No Restricted Person (as defined below) may, directly or indirectly, effect any transaction in the Company’s securities without first obtaining prior approval from the Company’s Chief Financial Officer (the “CFO”). Restricted Persons shall submit requests for approval in in writing to the CFO or, in the case of the CFO, the CFO shall submit requests for approval in writing to the Company’s Chief Executive Officer (the “CEO).  The CFO, or the CEO, as the case may be, shall advise the Restricted Person in writing whether the proposed transaction is permissible under this Policy, and such advice shall be final. Unless revoked, the grant of permission will remain valid until the close of trading three (3) business days following the day on which it was granted, provided that notwithstanding receipt of pre-clearance, such Restricted Person may not trade in Company securities if the Restricted Person subsequently becomes aware of material non-public information prior to effecting the transaction.  If the transaction does not occur during the three-day period, pre-clearance of the transaction must be re-requested. Notwithstanding the pre-clearance of any request, neither the CFO, the CEO nor the Company assume any liability for the consequences of any transaction made pursuant to such request.

“Restricted Person” refers to the Company’s Directors, officers (those required to make filings under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and all subsidiary employees at the Vice President level and above, as well as all employees in the accounting group, and their Family Members. From time to time, the Company will notify persons other than Restricted Persons that they are subject to the pre-clearance requirements set forth herein if the Company believes that, in the normal course of their duties, they are likely to have regular access to material non-public information or if the Company otherwise believes that such individual may have access to material non-public information for a limited period of time (such person, a “Special Restricted Person”). Any person notified of their status as a Special Restricted Person will remain a Special Restricted Person subject to the pre-clearance requirements set forth herein unless otherwise notified by the CFO.

Trading Window Periods

Restricted Persons may buy, sell or trade in Company securities only while the Company’s trading window is open.  In general, the Company’s trading window opens after the close of business two (2) full days following public announcement of quarterly earnings and remains open until the 15th day of the last month of the quarter (or the preceding business day if a weekend) (the “Trading Window”). The prohibition on trading in Company securities by such persons at all times other than the Trading Window Period is designed to prevent any inadvertent trading by such persons in the Company’s securities during times when there may be material financial information about the Company that has not been publicly disclosed. The grant or exercise of stock options to purchase the Company’s stock is permitted outside Trading Window Periods (although any sale of such stock outside Trading Window Periods is prohibited unless such sale is made pursuant to an approved Rule 10b5-1 Trading Plan).

A Restricted Person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell the Company’s stock even during the quarterly blackout period. Hardship exceptions may be granted only by the CFO and must be requested at least two (2) full days in advance of the proposed trade. A hardship exception may be granted only if the CFO reasonably concludes that the individual making the hardship exception request does not possess material, nonpublic information. Hardship exemptions are granted infrequently and only in exceptional circumstances.

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Closed Window Communications

The Company reserves the right to issue “closed window notices” to specified persons when material, non-public information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else. If the Company declared a closed window to which you are subject, then a member of the Company management will notify you when the window closes and when it opens. All those affected shall not trade in the Company’s securities while the suspension is in effect, and shall not disclose to others inside or outside the Company that trading has been suspended for certain individuals. Although these closed windows generally will arise because the Company is involved in a highly-sensitive transaction, incident or event, they may be declared for any reason.

Rule 10b5-1 Trading

Notwithstanding the restrictions stated in this Policy, such restrictions shall not apply to purchases or sales of securities of the Company made by Covered Persons who have entered into a written trading plan that complies with the various conditions and limitations set forth in Rule 10b5-1 (“Rule 10b5-1”) of the Exchange Act (a “10b5-1 trading plan”) and has been approved by the CFO.  For the purposes of this Policy and the U.S. securities laws, the entrance into, or amendment of, a 10b5-1 trading plan shall constitute a transaction in the Company’s securities and must therefore be undertaken only in compliance with the provisions of this Policy related to such transactions. A 10b5-1 trading plan can only be established when the Covered Persons does not possess material non-public information. Therefore, a Covered Person cannot enter into these plans at any time when in possession of material non-public information and, in addition, individuals subject to trading window restrictions can only enter these plans in an open trading window. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made.

Compliance with Section 16 and Rule 144

Covered Persons who are also directors and executive officers are responsible for compliance with Section 16 of the Exchange Act and Rule 144 of the Securities Act of 1933, as amended, in connection with their transactions in the Company’s securities. The requirements of this Policy do not supersede the required compliance with your obligations under Section 16 or Rule 144.

Prohibition Against Derivative Transactions

For the protection of both the Covered Persons and the Company, it is important to avoid the appearance as well as the fact of insider trading or disclosure of material, non-public information.  Therefore, it is against this Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety.

Covered Persons may not:

•	Engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to Company securities;

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•	Purchase or pledge Company stock on margin (with the exception of the use of a margin account to purchase Company common stock in connection with the exercise of Company-granted stock options); or

•	Enter into any derivative or similar transactions with respect to Company securities.
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Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including but not limited to prepaid variable forward contracts, put and call “collars”, “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in Company securities.

Permitted Transactions

This Policy does not:

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Apply to exercises of Company stock options, provided that none of the underlying shares of Company common stock received upon such exercise are sold while aware of material non-public information, whether to fund the exercise, pay taxes or otherwise;

•
Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to certain types of trusts of which you are the sole beneficiary during your lifetime); or

•	Prohibit investments in publicly traded mutual funds.

Third Party Information

Covered Persons who have access to material, non-public confidential or proprietary information regarding a company other than the Company, its products or activities, are prohibited from trading in the securities of these companies. In considering whether confidential or proprietary information is material, Covered Persons should remember that the threshold for what is considered material may be lower for other companies than it is for the Company, and that any legal determination may be made with the benefit of hindsight.

Post-Employment Transactions

The trading restrictions contained in this Policy apply to all Covered Persons who are aware of material, non-public information when they terminate employment or services. Such Covered Persons may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the pre-clearance and window procedures set forth in this section of this Policy will cease to apply to such Covered Person’s transactions in the Company’s securities upon the expiration of any “closed window” that is applicable at the time of such person’s termination of employment or services.

Additional Procedures

The Company may elect, from time to time, to institute special securities procedures with respect to certain staff members, including, but not limited to, the Company’s Board of Directors, executive officers and senior management.

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Guidance on Understanding Material, Non-Public Information

What Information is Material?
The standard Covered Persons should use in deciding whether information may be “material” for purposes of this Policy is whether the information is of such a nature that a reasonable investor would think it important in deciding whether to buy, hold or sell the security. In other words, if information would affect a person’s decision whether to buy or sell if that person were contemplating a transaction, it would probably have the same effect on others.

Examples of possible material information include (but are not limited to): corporate earnings or earnings forecasts; sales results; strategic plans; clinical results; product and research developments; important personnel changes; marketing plans; government inspections, approvals or other regulatory actions; collaborations, mergers or acquisitions; major litigation; significant borrowings or financings; stock splits; defaults on borrowings; cybersecurity incidents; and bankruptcies.

Moreover, material information does not have to be related to a company’s business. For example, advance knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.  In considering whether confidential or proprietary information is material, Covered Persons should remember that the threshold for what is considered material may be lower for other companies than it is for the Company. The fact that the Company is evaluating a transaction with another company may constitute material, non-public information with regard to the other company. Examples of the types of transactions that may provide access to material, non-public information about another company include: joint ventures, partnerships and collaborations; research and/or development agreements; in-licensing or out-licensing of products or product candidates; marketing, co-marketing, and co-promotion agreements; acquisitions or other business combinations and strategic equity investments by the Company

What Is Non-Public Information?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, The Los Angeles Times, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.  In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. Generally, one should allow a minimum of two (2) full business days following publication as a reasonable waiting period before such information is deemed to be public, although some information may require longer periods to be deemed to be public.

Covered Persons Responsibility for Compliance
Every Covered Person is required to observe high standards of business and personal ethics in the conduct of their duties and responsibilities and to comply with all applicable laws and regulatory requirements.  Covered Persons should exert due diligence in preventing violations of such laws, regulations, and Company policies. Covered Persons must refer to the Company’s policies and/or request guidance from their manager and/or an officer of the Company.

The Company expects its managers to be familiar with (or take appropriate steps to become familiar with) the laws, regulations, and the Company’s policies applicable to the activities they manage or supervise, ensure their direct reports have appropriate training on compliance requirements to perform their job functions, and supervise their direct reports with respect to compliance requirements and activities.

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Every Covered Person is responsible for reporting a violation of this Policy.  Any Covered Person who knows about a violation, or reasonably believes there has been a violation, is encouraged to report that information through normal reporting channels.

If the Company determines that any Covered Person has violated this Policy, related standards, procedures or controls, applicable laws or regulations, or any governance documents, appropriate disciplinary measures will be taken, up to and including immediate termination of employment, to the extent permitted by applicable laws. The following is a non-exhaustive list of possible disciplinary measures to which Covered Persons may be subject (subject to applicable law): oral or written warning, suspension, removal of job duties/responsibilities, demotion, reduction in compensation, and/or termination of employment.

Subject to applicable laws, the Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of the wrongdoing to governmental authorities.  Nothing in this Policy changes the at-will nature of employment at the Company, its affiliates or subsidiaries, where applicable. The Company may also terminate the services or work engagement of non-employee Covered Persons for violation of this Policy.

Confidentiality

Neither this Insider Trading Policy nor any provisions in the Company’s Code of Conduct or any other agreement with the Company or policy of the Company, shall be deemed to prohibit any current or former director, officer, or employee of the Company from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement, or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation without notice to or approval of the Company, so long as (i) such communications and disclosures are consistent with applicable law and (ii) the information disclosed was not obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The Company will not limit the right of any current or former director, officer, or employee to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other governmental agency. Any provisions of any agreement between the Company and any current or former director, officer, or employee that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provision of applicable law is hereby deemed invalid and will not be enforced by the Company.

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